Exhibit 10(x)

                               AGREEMENT


          THIS AGREEMENT, is entered into as of this ____ day of ________________, 1995, by and between IDAHO POWER COMPANY, a corporation, whose address is 1221 Idaho Street, Boise, Idaho 83702, ("IPCO"), and MICRON TECHNOLOGY, INC., a corporation, whose address is 8000 South Federal Way, Boise, Idaho 83706-9632, ("Micron"). IPCO and Micron may also be referred to hereafter individually as "Party" or collectively as the "Parties".

                         W I T N E S S E T H:
          The Parties to this Agreement, each in consideration of the undertakings, promises and agreements on the part of the other herein contained, do hereby undertake, promise and agree as follows:

                                  I.
          In consideration of the payments to be made as hereinafter provided, IPCO agrees to furnish all labor, equipment, supervision and such materials as are needed for the performance of the following described work:

          1. Design a 138-12.47 kV substation for Micron Technology, Inc.'s manufacturing facility in Lehi, Utah ("Micron Lehi Substation") similar to the substation designed and built by IPCO near Boise, Idaho for Micron which is known as the D-RAM Substation. The configuration of the Micron Lehi Substation will be as set forth in Exhibit "A" hereto. Inasmuch as the Micron Lehi Substation will be served from PacifiCorp's transmission grid, the design of the Micron Lehi Substation will be subject to input from PacifiCorp and/or the City of Lehi. IPCO shall not be liable to Micron for failure to complete the design of the Micron Lehi Substation in a timely manner where such failure is due to the failure of PacifiCorp or the City of Lehi to provide IPCO with reasonably needed information or services, or other reasons beyond the reasonable control of IPCO.

          2. Inspect and test the Micron Lehi Substation which shall include, but not be limited to, a 138 kV breaker and a half bus for three 138 kV lines, capacitor bank(s), four 138-12.47 kV 28 MVA transformers (designed for eight 138-12.47 kV transformers, but only four installed), a 15 kV main bus and transfer bus for four 15 kV double ended metal clad switchgear units, four 15 kV double ended metal clad switchgear units, protective equipment, communication systems, SCADA, and station batteries. IPCO will provide Micron with test reports as the work progresses. IPCO shall not be liable to Micron for failure to inspect and test the Micron Lehi Substation in a timely manner where such failure is due to the discovery of defective equipment, faulty construction or incomplete construction, or other
reasons beyond the reasonable control of IPCO.   Notwithstanding
anything in this Agreement to the contrary, IPCO shall not be liable in any way for defects in equipment produced by others, or faulty construction or incomplete construction built by others. Such liability shall remain with the manufacturers and the construction contractors. IPCO hereby passes through all applicable manufacturers' warranties to Micron.

          3. Furnish the bulk of the equipment to be installed in the Micron Lehi Substation, including, but not limited to, the following:
Four 138-12.47 kV, 16.8/22.4/28.0 MVA power transformers; Four metalclad protected aisle 15 kV switchgear units; Seventeen 138 kV power circuit breakers; Station bus structures, insulators, bus and bus fittings; 138 kV and 15 kV air break switches; Station current and potential transformers; Station battery; Station service transformers; AC and DC station service load centers; and station protection and control equipment. All purchases of equipment and materials, unless already ordered under Micron's authorization letter dated June 27, 1995, shall be approved by Micron prior to IPCO ordering such equipment or materials. IPCO shall not be liable to Micron for failure to furnish the bulk of the equipment to be installed in the Micron Lehi Substation in a timely manner where such failure is due to manufacturers producing defective equipment, manufacturers delivering equipment late, or other reasons beyond the reasonable control of IPCO.

          4. Negotiate with PacifiCorp to obtain from PacifiCorp its reliability needs and required system studies relating to the Micron Lehi Substation for Micron plant loads of 100 MW. IPCO shall not be liable to Micron for failure to complete the design of the Micron Lehi Substation in a timely manner where such failure is due to the failure of PacifiCorp to provide IPCO with reasonably needed information or services, or other reasons beyond the reasonable control of IPCO.

          5. Use reasonable good faith efforts in coordinating engineering with PacifiCorp in upgrading protective relaying and communications at PacifiCorp's 90th South and Hale substations. IPCO shall not be liable to Micron for failure to complete the design of the Micron Lehi Substation in a timely manner where such failure is due to the failure of PacifiCorp to provide IPCO with reasonably needed information or services, or other reasons beyond the reasonable control of IPCO.

          6. Design, inspect and test a 138-12.47 kV temporary substation ("Temporary Substation") for Micron's interim power requirement of 20 MVA. IPCO shall not be liable to Micron for failure to complete the design of the Temporary Substation in a timely manner, or for failure to inspect or test, where such failure is due to the failure of PacifiCorp or the City of Lehi to provide IPCO with reasonably needed information or services, the discovery of defective equipment, faulty construction or incomplete construction, or other reasons beyond the reasonable control of IPCO.

          7. Provide Micron with all manufacturer's equipment manuals.

                                  II.

          IPCO shall use reasonable best efforts to perform the work described in Article I herein so as to secure the substantial completion of the Temporary Substation on or before February 15, 1996, and of the Micron Lehi Substation on or before May 1, 1996; subject to prompt delivery of equipment and information, completion of construction in a timely manner, and other conditions beyond the reasonable control of IPCO. All work contracted out to others by IPCO shall be approved in advance by Micron.

                                 III.

          Micron agrees to pay, and IPCO agrees to accept, as full compensation, satisfaction and discharge for the work described in
Article I herein, compensation on a cost plus basis which shall reimburse IPCO for all its costs incurred in performing work under this Agreement and provide IPCO with a profit. The amount of such compensation shall be determined as follows:

          IPCO's labor expenses related to its performance under this Agreement for the use of IPCO employees shall be calculated by multiplying the number of hours each employee spent on work under this Agreement by each employee's respective hourly rate of pay and a factor of three and one-half (3.50). IPCO's expenses related to its performance under this Agreement for services provided by others shall be calculated by multiplying the amount IPCO paid for those services by a factor of 1.05. IPCO's expenses related to its performance under this Agreement for materials purchased by IPCO shall be calculated by multiplying the amount IPCO paid for those materials by a factor of
1.10. All other expenses of IPCO related to its performance under this Agreement, including but not limited to meals, travel expenses, and expenses of settling or defending claims and lawsuits, shall be determined by actual costs.

          IPCO will send an invoice to Micron each month for IPCO's expenses as calculated above. All invoiced amounts shall be due and payable within thirty-five (35) days of the invoice being received by Micron. All amounts overdue shall accrue interest at the rate of eighteen percent (18%) per annum, or the maximum rate allowed by law, whichever is less. Micron shall reimburse IPCO for all costs and expenses, including reasonable attorney fees, incurred by IPCO in the collection of such overdue amounts.

                                  IV.

          Upon each payment by Micron to IPCO hereunder, title and ownership of equipment, materials and supplies covered by such payment shall pass to Micron.

          Upon delivery to a carrier for transit, liability associated with equipment, materials and supplies furnished by IPCO under this Agreement shall pass to Micron.

                                   V.

          1. Micron has implemented and paid the premiums for an owner controlled insurance program ("OCIP") as set forth in Exhibit B to this Agreement for construction activities occurring on the job site. The OCIP provides insurance coverage for the benefit of Micron, IPCO and their subcontractors (unless specifically excluded) who have employees performing activities on the job site. Notwithstanding the OCIP, IPCO and its subcontractors who provide any on-site services shall provide certain other insurance coverages outside the OCIP as required by Exhibit B to this Agreement for all activities, including off-site activities. IPCO shall be responsible to ensure that it and its subcontractors comply in all respects with the applicable requirements of the OCIP as described in Exhibit B to this Agreement before performing any on-site activities at the job site.

          2. IPCO assumes full responsibility to determine whether the insurance required by Exhibit B to this Agreement is in force. Written proof satisfactory to Micron of compliance with its insurance requirements shall be furnished to Micron before any on-site activities of IPCO occur at the job site. At the request of Micron at any time during the performance of the work under this Agreement, IPCO shall provide certificates of insurance covering the foregoing insurance requirements and reflecting any special agreements with respect thereto, and copies of such insurance policies shall be available for Micron's review at IPCO's Boise Corporate Office. If IPCO fails to procure and maintain policies of insurance or deliver certificates of insurance in accordance with the terms of Exhibit B to this Agreement, then at Micron's option, Micron may, upon ten (10) calendar days written notice to IPCO, obtain such insurance at IPCO's cost and expense.

          3. Any type of insurance or any increase of limits of liability not described in this Article V or Exhibit B to this Agreement which IPCO or any subcontractor requires for its own protection or on account of any statute, with the exception of automobile insurance purchased in conjunction with leasing vehicles solely for the work, shall be its own responsibility and at its own expense.

          4. While it is the intent of Micron to keep the OCIP in force throughout the term of the work under this Agreement, Micron reserves the right to terminate or modify the OCIP or any portion thereof. To exercise this option, Micron shall provide at least forty-five (45) calendar days' advance written notice to IPCO and all subcontractors covered under the OCIP. IPCO and its subcontractors shall be required to immediately obtain replacement insurance coverage and the reasonable cost of such replacement insurance will be reimbursed by Micron. Written evidence of such insurance satisfactory to Micron shall be provided to Micron prior to the actual termination date of the OCIP.

          5. The carrying of the insurance provided for herein shall in no way be interpreted as relieving any insured from any responsibility or liability under this Agreement or any applicable law, statute, regulation or order.

                                  VI.

          Both Micron and IPCO agree to indemnify, protect, defend and hold harmless the other Party, and the directors, officers, agents, employees, successors and assigns of the other Party, from and against any and all third party claims, demands, suits, proceedings, damages, losses, fines, penalties and liabilities, including attorney fees, which (a) result from injury to or death of any person, or damage to or loss of property, and (b) arise from or relate to performance of the Parties under this Agreement, to the extent such claims, demands, suits, proceedings, damages, losses, fines, penalties and liabilities are due to the negligence of the indemnifying Party or the infringement of any patent, trade secret or copyright by the indemnifying Party, and provided that such claims, demands, suits, proceedings, damages, losses, fines, penalties and liabilities are not covered by the owner controlled insurance program and are not limited by Article VII below.

                                 VII.
          Notwithstanding any statement in this Agreement to the contrary, IPCO's total liability arising out of or resulting from this Agreement, whether based on theories of contract, tort or otherwise, shall under no circumstances exceed the insurance coverage required by Exhibit B to this Agreement plus IPCO's profit under this Agreement. In no event shall IPCO be liable to Micron for special, incidental or consequential damages, including, without limitation, loss of profits or revenue, or loss of use of equipment. IPCO shall not be held responsible for Micron's improper use of documents.

                                 VIII.

          IPCO shall maintain records and accounts of all invoiced costs in accordance with good accounting practices. Micron shall have access to such records and accounts during normal business hours for one year after completion of the Micron Lehi Substation, to the extent required to verify that invoiced costs were incurred.

                                  IX.

          No necessity for an extension of time is anticipated, but if circumstances beyond the reasonable control of IPCO should arise, which circumstances would entitle IPCO to a reasonable extension of time, such an extension will be granted.

                                  X.

          Micron and IPCO shall hold confidential all portions of the work product which are identified in writing by the other party to be proprietary information. Neither Micron or IPCO shall disclose proprietary information to third parties except as may be necessary in connection with the services provided hereunder, and in any event shall take reasonable steps to protect the secrecy and confidentiality of the proprietary information. Disclosures may be made internally to the employees of either party on a "need to know" basis.

                                  XI.

          IPCO shall comply with applicable industry standards, and all safety standards and accident prevention regulations promulgated by federal, state or local authority and shall comply specifically with all the rules, regulations, and any record keeping responsibilities that may be required by the United States Department of Labor, Occupational Safety & Health Act, and any amendments or revisions thereto, the National Electric Safety Code and the National Electrical Code. IPCO shall also comply with all Micron safety rules and regulations made known to IPCO by Micron. IPCO agrees to perform all labor and services hereunder in a good and workmanlike manner.

                                 XII.

          Neither of the Parties hereto shall be liable to the other party for failure to comply with any of the terms and conditions of this Agreement where such failure is caused by act of God, court order, governmental regulation or requirement, strike or labor difficulty, fire, flood, windstorm, breakdown, or other damage to the work, or by any other existing or future cause beyond the reasonable control of the Party at fault, including, but not limited to, the failure of a manufacturer or carrier to deliver equipment on time, the failure of PacifiCorp or the City of Lehi to provide reasonably needed information or services in a timely manner, and the failure of a governmental authority to issue a necessary permit.

                                 XIII.

          This Agreement and the obligation of the Parties pursuant thereto, shall be subject to all lawful orders, rules and regulations of any regulatory authority having jurisdiction over the subject matter hereof. This Agreement shall be construed and governed by the laws of the state of Idaho.

                                 XIV.

          Upon completion of the work described in Article I of this Agreement, IPCO shall remove all equipment and shall satisfactorily dispose of all rubbish resulting from the operations under this Agreement.

                                  XV.

          IPCO agrees to perform the work contemplated under this Agreement as an independent contractor, and not as a subcontractor, agent or employee of Micron.

                                 XVI.

          This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their successors and assigns. This Agreement shall not be assigned by Micron or IPCO without the prior written consent of the other, which consent shall not be unreasonably withheld.

                                 XVII.

          This Agreement sets forth the entire understanding and agreement of Micron and IPCO with regard to the subject matter hereof. Micron and IPCO shall not be bound by or be liable for any statement, representation, promise, inducement or understanding of any kind or nature not set forth herein. No changes, amendments or modifications of any of the terms or conditions of this Agreement shall be valid unless reduced to writing and signed by both Parties.

          IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to sign this Agreement effective the day and year first above written.
ATTEST:                            IDAHO POWER COMPANY

By:_______________________________
By:_________________________________
                                             Vice President


ATTEST:                            MICRON TECHNOLOGY, INC.



By:__________________________________
By:_______________________________
Its:_________________________________


                           EXHIBIT A

                           [Graphics]
EXHIBIT B
Owner Controlled Insurance Program

A.   Introduction and Definitions

Micron Technology, Inc., (Micron), is implementing an Owner Controlled Insurance Program (OCIP) to furnish certain insurance for Work performed on the Project Site for construction of its new plant near Lehi, Utah.

The OCIP is for the benefit of Micron, Micron Construction, Inc. (MCInc.), their Consultants, Contractors, and Subcontractors of all tiers who have on-site employees, but only with respect to their Work performed at the Project Site. The OCIP does not cover suppliers, vendors, materials dealers, haulers, and transporters whose work location is off the Project Site, and who merely pick up or deliver materials, equipment, or supplies at the Project Site. However, if such suppliers, vendors, or materials dealers install their product or contract with subcontractors to install their product on the Project Site, those employees or subcontractors' employees will be enrolled in the OCIP. The OCIP will not include fabrication, manufacturing, or other operations away from the Project Site.

For purposes of the OCIP, the following definitions apply:

Consultant
An individual, firm, or corporation with a contractual obligation with Micron and/or MCInc. to perform specialized services required by the Project, and whose employees are actively performing such Work at the Project Site.

Contract
The written agreement or purchase order between Micron and/or MCInc. and a Contractor, between a Contractor and a Subcontractor, or between a Subcontractor and a Sub-subcontractor.

Contractor
An individual, firm, or corporation undertaking construction or other services who has contracted directly with Micron and/or MCInc. to perform some part of the Work required by the Project, and whose employees are actively performing such Work at the Project Site. Contract haulers, vendors, suppliers, materials dealers, or others whose function is solely to make deliveries or supply materials or equipment to the Project Site are not Contractors for purposes of this OCIP. Vendors, suppliers, materials dealers or their subcontractors who install their product at the Project Site will be included in the OCIP for such on-site installation provided they meet enrollment requirements.

OCIP
The Owner Controlled Insurance Program under which certain insurance coverage is procured for Micron's and MCInc.'s benefit, and for the benefit of its Consultants, Contractors, and Subcontractors enrolled in the OCIP while performing Work at the Project Site.
OCIP Manager
Johnson & Higgins of WA, Inc.

Owner
Micron Technology, Inc. (Micron) , a Delaware corporation

General Contractor and Construction Manager
Micron Construction, Inc. (MCInc.)

Project
The specific construction work at Micron's new plant near Lehi, Utah to be undertaken by the Contractor under its Contract with Micron and/or MCInc.

Project Site
The site of construction, including all facilities described above. Project Site includes the area of Work of all Consultants, Contractors, and Subcontractors indicated on the engineers' plans and specifications for the Project, the physical location at which Micron's facility will be constructed, and areas immediately adjacent thereto, including local roads and public easements in which Contractors and Subcontractors perform Work under their respective Contracts. Project Site includes Contractor staging areas in proximity to the area at which the facility will be constructed as described in Contractors' bids or proposals, and which are used exclusively by Contractors to perform Work under their respective Contracts, but only if such area is so designated by MCInc. as part of the Project Site prior to Contractor beginning work at that location.

Project Safety Coordinator
The MCInc. employee assigned to this responsibility.

Subcontractor
An individual, firm, or corporation undertaking construction or other services under Contract with a Contractor to perform some part of the Work required by the Project, and whose employees are actively performing such Work at the Project Site. Contract haulers, vendors, suppliers, materials dealers, or others whose function is solely to make deliveries or supply materials or equipment to the Project Site are not Subcontractors for purposes of the OCIP. Vendors, suppliers, materials dealers, or their subcontractors who install their product at the Project Site will be included in the OCIP for such on-site installation. The term Subcontractor includes Subcontractor of any tier.

Work
Operations conducted at or from the Project Site, including operations necessary or incidental thereto, but not including manufacturing, fabrication or other operations on the regular premises of the Contractor other than the Project Site.

B.   Micron-Furnished Insurance

Micron, at its expense through the OCIP, has obtained the insurance coverage shown in Paragraphs B.1., through B.5., for Contractor and its Subcontractors for their Work at the Project Site. The following description is for informational purposes only; the specific terms and conditions of coverage are set forth in the respective insurance policies comprising the OCIP which policies shall control the rights and obligations of the "insured" parties hereunder.

1.   Workers Compensation

     Statutory coverage, limits, and benefits in conformance with the Utah Workers Compensation Act. Coverage includes occupational disease as defined by the Act. The coverage will be provided on a standard NCCI coverage form in accordance with applicable laws of the State of Utah. This insurance provides coverage only for on-site activities.

2.   Employers Liability

     Coverage is provided with the following limits:
     $2,000,000 each accident-bodily injury by accident
     $2,000,000 each employee-bodily injury by disease
     $2,000,000 annual aggregate-bodily injury by disease

3.   Commercial General Liability

     Coverage, excluding automobile liability, will be written on an "occurrence" basis. The policy will include premises and operations coverage, including premises medical, and products/completed operations coverage extending for not less than three (3) years after the completion of Contractor's Work and acceptance by Micron and/or MCInc. Coverage will also include personal injury liability, and blanket broad form contractual coverage for liability assumed under an "insured" contract as defined by the insurance policy. The policy will not contain exclusions for Broad Form Property Damage, Independent Contractors, or for the hazards commonly known as Explosion, Collapse, and Underground (XCU). Employees are insureds under the policy, and policy terms include "Separation of Insureds" as defined by the standard ISO policy form. Coverage will not include claims related to engineer's and architect's professional liability, pollution or asbestos.

     Policy limits are:

     $2,000,000 each occurrence - bodily injury and property damage $2,000,000 each occurrence - personal injury and advertising liability
     $4,000,000 general aggregate, each annual period
     $4,000,000 products & completed operations aggregate, each annual period

     The limits apply collectively to all insureds.

     The Commercial General Liability policy will be primary insurance for claims arising from this Contract, and non-contributing with respect to any other insurance carried by the Contractor for Work performed at the Project Site.

4.   Excess Liability

     Excess liability insurance is provided in a combination of layers which equal $50,000,000 per claim and annual aggregate. This insurance is excess over the primary liability insurance policies provided in the OCIP and listed in Subparagraphs B.2 and B.3. The limits apply collectively to all insureds.

5. "All Risk" Builders Risk and Property Insurance with a limit sufficient to cover property values at risk at the Project Site. It will also provide coverage for equipment in transit to the Project Site. Blanket waiver of subrogation will be provided between all named insureds. This policy does not apply to machinery, tools, equipment and other property not destined to become a permanent part of the Project.

    NO MOTOR VEHICLE LIABILITY INSURANCE COVERAGE WILL BE INCLUDED.

C.   Contractor Furnished Insurance

Notwithstanding the OCIP, during the period that a Contract remains in force, each Contractor shall maintain at its own expense the following minimum insurance coverage and limits with separate policy forms and insurers acceptable to Micron and/or MCInc.:

1. Automobile Liability Insurance for Contractor's activities on and off the Project Site. A minimum of $1,000,000 combined single limit for bodily injury and property damage per occurrence for Contractor's owned, non-owned, and hired vehicles. Every Contractor shall also require its Subcontractors and Sub-subcontractors to carry such insurance. Micron, MCInc., their directors, officers, employees and agents will be included as additional insureds under the Contractor's automobile liability insurance policy.

2. Workers Compensation and Employers Liability Insurance for activities off the Project Site.

     Utah statutory coverage and limits for Workers Compensation.
     Employers Liability insurance with limits not less than:

     $100,000 each accident-bodily injury by accident
     $100,000 each employee-bodily injury by disease
     $500,000 annual aggregate-bodily injury by disease

3. Aircraft Liability insurance, including Passenger Legal Liability and Aircraft Hull insurance if Contractor uses owned or chartered aircraft for Work on the Project. Policy limits will be not less than:

     $5,000,000 combined single limit for bodily injury and property damage liability. Replacement cost of aircraft hull.

4. For those Contractors whose Scope of Work includes designing, inspecting, testing and other related engineering work, the following insurance coverage is also required:

     Professional Liability insurance with minimum limits of liability of $1,000,000 per claim and $1,000,000 in the aggregate. If the insurance required by this section is obtained through a claims-made type of policy, this coverage or its replacement shall have a Retroactive Date of no later than the inception of the contract.

     In addition to the above requirement, Contractor shall promptly obtain a quotation for "project specific" Professional Liability insurance coverage as follows: limits of liability of $10,000,000 per claim, $20,000,000 in the aggregate. The policy or its replacement shall include a Supplemental Extended Reporting Period of three (3) years. The final decision regarding the purchase of project specific Professional Liability insurance coverage shall be at the sole discretion of Micron. All costs related to the purchase of such project specific insurance, including the purchase of any Supplemental Extended Reporting Period, shall be reimbursed to Contractor by Micron.

Before beginning Work, the Contractor will provide the OCIP Manager with certificates of insurance evidencing coverages as listed in this Paragraph C. The certificates will state that Contractor, or their insurer, will provide sixty (60) days advance written notice to Micron and/or MCInc. in the event Contractor's insurance policies are canceled or not renewed, assigned, or changed in any manner that is materially adverse to the any insureds under these policies. The certificates will also name Micron, MCInc., their directors, officers, employees and agents as additional insureds as required in Subparagraph C.1 above.

D.   Subcontractor Furnished Insurance

Contractor will ensure that its Subcontractors comply with the provisions contained in Paragraphs D through N of this OCIP Exhibit, and maintain at their own expense during the period that their subcontracts remain in force, the following minimum insurance coverage and limits with policy forms and insurers acceptable to MCInc:


1. Automobile Liability Insurance for Subcontractor's activities on and off the Project Site.

     A minimum of $1,000,000 combined single limit for bodily injury and property damage per occurrence for Subcontractor's owned, non-owned, and hired vehicles. Micron, MCInc., their directors, officers, employees and agents and Contractor will be included as additional insureds under the Subcontractor's automobile liability insurance policy.

2. Workers Compensation and Employers Liability Insurance for activities off the Project Site.

     Utah statutory coverage and limits for Workers Compensation.
     Employers Liability insurance with limits not less than:

     $100,000 each accident-bodily injury by accident
     $100,000 each employee-bodily injury by disease
     $500,000 annual aggregate-bodily injury by disease

3. Aircraft Liability insurance, including Passenger Legal Liability and Aircraft Hull insurance if Subcontractor uses owned or chartered aircraft for Work on the Project.

$5,000,000 combined single limit for bodily injury and property damage liability. Replacement cost of aircraft hull.

Before beginning Work, the Subcontractor will provide the Contractor with certificates of insurance evidencing coverages as listed in this Paragraph D. Such certificates will state that Subcontractor, or their insurer, will provide sixty (60) days advance written notice to Contractor in the event Subcontractor's insurance policies are canceled, not renewed, or materially reduced in coverage. The certificates will also name Micron, MCInc., their directors, officers, employees and agents and Contractor as additional insureds as stated above.

E.   Certificates and Policies

The OCIP Manager will provide Contractor and each of its Subcontractors with an original workers compensation and employers liability policy, and with appropriate certificates evidencing the liability insurance coverage described in Paragraphs B.3., and 4., of this OCIP Exhibit. The commercial general and excess liability insurance policies will be available for the Contractor's review at Micron's Boise corporate office.

Prior to the Contractor's entry onto the Project Site, Contractor will provide the OCIP Manager with certificates evidencing Contractor's insurance coverage described in Paragraph C. All insurance coverage outlined above will be written by insurance companies meeting the OCIP Manager's financial security requirements. Such policies will be available for Micron's review at Contractor's corporate office.

F.   Other Insurance

The OCIP as previously outlined is intended to afford broad coverage and relatively high limits of liability, but may not provide all the insurance needed by a Contractor or Subcontractor. Any insurance for higher limits or other coverage which any Contractor or Subcontractor may be required by law to carry (except any insurance that Contractor may be required by law to carry specifically and uniquely to perform Contractor's obligations under the Contract, or that is specifically excepted under the Contract, including this Exhibit B) or may need for its protection, shall be at its own expense.

G.   Contractor Responsibilities

The Contractor and its Subcontractors are required to cooperate with Micron and MCInc. and the OCIP Manager with regard to OCIP administration and operation. The Contractors' and Subcontractors' responsibilities will include, but not be limited to these activities:

- Complete and provide to OCIP Manager all forms and exposure information necessary to enroll in the OCIP. Contractor will be an OCIP Participant upon completion of all enrollment requirements contained in this Exhibit, and in the OCIP Enrollment Booklet which will be provided to the Contractor and each of its Subcontractors following award of their respective Contracts. Contractor will receive evidence of enrollment upon compliance with those requirements.

- Provide certificates of insurance for coverage required of the Contractor in Paragraph C of this OCIP Exhibit, and collect certificates from all subcontractors.

- Notify Micron and MCInc. in advance of its intent to award any Subcontract. It is Micron's and MCInc.'s intent to enroll all Contractors and Subcontractors, other than those expressly excluded by Paragraph J. of this OCIP Exhibit into the OCIP.

- Bind each of its respective Subcontractors to the insurance, indemnity, and hold harmless provisions of the Contract, including the provisions of this OCIP.

- Not knowingly violate or permit violation of any conditions of the OCIP policies of insurance, and at all times satisfy the requirements of the insurance companies issuing them.

- Provide the OCIP Manager with accurate monthly payroll data and other information for itself and its Subcontractors related to this Project, and permit its books and records related to this Project to be audited by the OCIP insurance company(ies) or their respective representatives. The Contractor agrees to maintain separate copies of payroll records and retain them for 3 years after final completion of its Work under this Contract.

- Comply with applicable loss control (safety) and claim-reporting procedures.

- Maintain an OSHA 200 Log and will provide monthly to MCInc. or the OCIP Manager portions of the Log which relate to the Project Site.
H.   Contract Price and Assignment of Return Premium, etc.

As noted above, Micron will provide the OCIP coverage listed in Paragraph B for the benefit of the Contractor and Subcontractors at Micron's expense. In consideration of Micron providing OCIP coverages, the Contractor shall:

- Remove all applicable insurance costs from its contract price that would duplicate or provide similar insurance coverages as are provided for the Contractor in the OCIP.

- Assign to Micron all right, title and interest in and to any return premiums, dividends, refunds, discounts and other credits due or to become due under the OCIP insurance policies. The Contractor and Subcontractors shall execute documents and agreements provided by the OCIP Manager necessary to evidence such assignment.

I.   Termination/Modification of the OCIP

While it is Micron's intent to maintain the OCIP throughout the term of the construction period, insurance marketplace conditions or other circumstances beyond Micron's control may require termination or modification of the OCIP. If either circumstance occurs, Micron and/or MCInc. will give 45 days advance written notice to the Contractor, and, at its option, will provide replacement coverage or will require Contractor to obtain replacement insurance coverage as required. If Micron and/or MCInc. requires Contractor to obtain replacement insurance, the actual, auditable cost of such approved replacement insurance will be reimbursed by Micron or MCInc., throughout the remaining term of the Contract. Contractor shall furnish written evidence of such insurance to Micron and/or MCInc. before the OCIP's actual termination date.

J.   Excluded Contractors

- Subcontractors engaged in asbestos abatement will not be enrolled in the OCIP. Asbestos abatement subcontractors will be required to carry their own insurance at their own expense.

-    Any contract valued at $10,000 or less is excluded from the OCIP.

- Notwithstanding other provisions of this OCIP Exhibit, Micron and MCInc. reserve the right to exclude any other contractors from the OCIP. Any such exclusion will be at Micron's and/or MCInc.'s sole discretion.

K.   Waiver of Recovery and Subrogation

Micron, MCInc., Contractor and Subcontractors will cause their underwriters of insurance policies described in Paragraphs B., C., D., and F., to waive their rights of subrogation for losses, costs, and expenses arising from the Work performed under a Contract, which rights one party may have against the other. This waiver applies only to personal injury, bodily injury, death, and property damage covered by insurance as described in this OCIP Exhibit and occurring in the course of the Contractor's operations under a Contract.

L.   Separation of Insureds Clause

All policies required to be provided by Contractors and Subcontractors shall be endorsed to state that the inclusion of more than one insured under such insurance shall not operate to impair the rights of one insured against another insured and (except for the applicable aggregate policy limits) the coverage afforded by each insurance policy shall apply as though a separate policy had been issued to each insured.

M.   Miscellaneous Provisions and Requirements

- The cost of the premiums for insurance provided under this OCIP will be paid by Micron, and Micron will receive and pay, as the case may be, all adjustments in those costs, whether by way of dividends, audits, or otherwise.

- The Contractor recognizes and agrees that Johnson & Higgins of Washington is the Broker of Record for this OCIP, and that the Contractor will endeavor to notify Johnson & Higgins and request correction of any insurance-related deficiencies, omissions, or errors in the OCIP policies or certificates.

- Any portrayal of insurance policy coverage, terms, and conditions contained in this contract is informational, and is not a binding interpretation of coverage or conditions of the actual policies.

N.   Liabilities and Obligations

The OCIP provided by Micron for the Contractor and its Subcontractors is not intended to and will not in any manner limit or qualify the duties, liabilities, and obligations assumed by the Contractor under this Contract. Losses and claims against the Contractor that are in excess of the policy limits or excluded from the insurance policies described in this OCIP Exhibit are for the account of the Contractor except as may be otherwise specified in the Contract.

The policies provided by the OCIP will be primary insurance and non-contributing with respect to persons engaged in performance of work at the Project Site.